Exhibit (d)(25)

JOHN HANCOCK FUNDS II

SUBADVISORY AGREEMENT

AGREEMENT made this 26th day of June, 2019, between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Nordea Investment Management North America, Inc., a Delaware corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Adviser hereby appoints the Subadviser as an investment subadviser to the series of John Hancock Funds II, a Massachusetts business trust (the “Trust”), specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the “Portfolios”) for the period and on the terms set forth in this Agreement. The Subadviser accepts the appointment and undertakes to act as the investment subadviser to and, subject to the supervision of the Board of Trustees (each member thereof, a “Trustee”) of the Trust and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios. The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Trust and Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a.	Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios’ investment objectives, investment policies, and limitations set forth in the Trust’s registration statement, as from time to time amended or supplemented and furnished in writing to the Subadviser, or as the Adviser and the Subadviser shall otherwise agree in writing from time to time. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

i.	obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolios or are under consideration for inclusion in the Portfolios;

ii.	formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies and limitations for each such Portfolio set forth in the Trust’s registration statement, as from time to time amended or supplemented and furnished in writing to the Subadviser, or as the Adviser and the Subadviser shall otherwise agree in writing from time to time;
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iii.	take whatever steps are necessary to implement the investment programs specified in section 2(a)(ii) above by the purchase and sale of securities (including the placing of orders for such purchases and sales), by entering into derivative transactions and by managing all cash in the Portfolios;

iv.	manage required collateral levels in connection with the investment and reinvestment of the assets of the Portfolios. The Subadviser will provide instructions to the custodian for the Portfolios (the “Custodian”) to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, security identifiers issued by the Committee on Uniform Security Identification Procedures (“CUSIP”), or the Stock Exchange Daily Official List (“SEDOL”), or other numbers that identify the securities to be purchased or sold on behalf of the Portfolios) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to each Portfolio. The Subadviser will provide reports with respect to its collateral management activities as the Adviser and the Subadviser shall agree in writing from time to time;

v.	as the Adviser and the Subadviser shall agree in writing from time to time, report to the Trustees of the Trust with respect to the implementation of the investment programs specified in section 2(a)(ii) above; and

vi.	provide assistance with and make recommendations for the fair value of securities held by the Portfolios for which market quotations are not readily available or which may be identified for review from time to time by either the Trust or the Subadviser.

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel, and equipment, necessary for the efficient conduct of the investment affairs of the Portfolios (excluding determination of net asset value and fund accounting services).

c.	The Subadviser will select brokers, dealers, futures commission merchants, and other counterparties to effect all transactions for the Portfolios, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities, and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties, or issuers, and will negotiate brokerage commissions, spreads, and other financial and non-financial terms, as applicable. The Subadviser will always seek best execution under the circumstances. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for each Portfolio in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to such policies and practices established by the Portfolio and described in the Trust’s registration statement, as from time to time amended or supplemented and furnished in writing to the Subadviser. Notwithstanding
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the foregoing, the Subadviser may pay a broker-dealer that provides research and/or brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and/or research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and/or research services that the Subadviser obtains from brokers or dealers.

d.	The Subadviser will maintain all accounts, books, and records relating to its activities with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder.

e.	The Subadviser shall vote proxies relating to the Portfolios’ investment securities (1) in accordance with the Trust’s proxy voting policies and procedures, as from time to time amended and furnished in writing to the Subadviser, and (2) subject to the Trust’s policies and procedures, in accordance with proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities with the Trustees on such basis as the Adviser and the Subadviser shall agree in writing from time to time. The Adviser agrees and acknowledges that the Subadviser shall not be obligated to take any action with respect to any class action proceedings or other legal action concerning securities held by the Portfolios, except to forward to the Adviser in a timely fashion any notice of such an action that the Subadviser may receive.

f.	In making investment decisions, the Subadviser shall exercise its discretion upon the information from time to time available to it. The Subadviser shall act in compliance with all applicable laws, regulations, and fiduciary duties relating to insider trading or insider dealing while in possession of material non-public or inside information.

g.	The Adviser hereby designates and appoints the Subadviser as its and the Portfolios’ limited purpose agent and attorney-in-fact (except as may be required by law or as may be requested by the Subadviser), to make and execute, in the name and on behalf of each Portfolio, all agreements, instruments, and other documents and to take all such other action which the Subadviser considers necessary or advisable to carry out its duties hereunder, in all cases subject to policies, procedures, and practices established by, and under the general supervision of, the Trustees and the Adviser, which shall be provided to the Subadviser by the Adviser. By way of example and not by way of limitation, the Subadviser shall have the power and authority, among other things, to execute such
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agreements, instruments, and documents (including ISDA and other swap and derivative documents), and make such commitments, as may be required in connection with the purchase and sale of such securities or instruments for a Portfolio. The Subadviser shall have no authority under this provision to take any other action on behalf of a Portfolio. This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by the Adviser or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Subadviser of such notice.

3.	COMPENSATION OF SUBADVISER

For the services provided to the Portfolios, the Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement payable monthly in arrears on the last business day of each month. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect between the parties. The Adviser is solely responsible for the payment of fees to the Subadviser, and the Subadviser agrees to seek payment of its fees solely from the Adviser. Neither the Trust nor the Portfolios shall have liability for the Subadviser’s fee hereunder.

4.	LIABILITY OF SUBADVISER

Neither the Subadviser nor any of its directors, officers, or employees shall be liable to the Adviser or the Trust for any loss suffered by the Adviser or Portfolios resulting from its acts or omissions as Subadviser to the Portfolios, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser.

5.	INDEMNIFICATION

a.	The Subadviser shall indemnify the Adviser and each of its trustees, directors, members, officers, employees, and shareholders, and each person, if any, who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) asserted by any third party insofar as such Losses result from the willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser under this Agreement.

b.	The Adviser shall indemnify the Subadviser and each of its trustees, directors, members, officers, employees, and shareholders, and each person, if any, who controls the Subadviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party, except to the extent such Losses result from the willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser (or any of its directors, officers, or employees) under this Agreement.
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c.	Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit, or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under this section (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under this section (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder.

d.	The rights of indemnification provided in this Agreement shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law and shall in no way limit a party’s (or its affiliates’) right to indemnification under the Agreement.

6.	SUPPLEMENTAL ARRANGEMENTS

The Subadviser may delegate to any other one or more companies that the Subadviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, some or all of the Subadviser’s duties under this Agreement, provided in each case that (i) the Subadviser will notify the Adviser in writing before entering into such arrangements, (ii) the Subadviser will supervise the activities of each such entity and employees thereof, (iii) such delegation will not relieve the Subadviser of any of its duties or obligations under this Agreement, and (iv) any such arrangements are entered into in accordance with all applicable requirements of the Investment Company Act and U.S. Securities and Exchange Commission guidance thereunder. The Subadviser shall be responsible for any acts or omissions of such other persons. Notwithstanding the foregoing, the Adviser consents to the delegation by the Subadviser of some or all of its duties hereunder to Nordea Investment Management AB (“NIMAB”) at any time without providing notice to the Adviser hereunder.

7.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.	DURATION AND TERMINATION OF AGREEMENT

a.	This Agreement shall become effective on the later of (i) the date first indicated above or (ii) approval by the Board of Trustees of the Trust, subject to the condition that the Trust’s Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Adviser or the Subadviser, and the holders of interests in the Portfolios, shall have approved this Agreement in the manner required by the Investment Company Act. Unless terminated as provided herein,
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this Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of each Portfolio, and (b) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or, with respect to a Portfolio, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days’ written notice to the Portfolio and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

b.	In the event of termination of this Agreement, Sections 4, 5, and 10 shall survive such termination. Section 17 of this Agreement shall survive for a period of two (2) years following termination of this Agreement.

9.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust; and

c.	any “change of actual control or management” (within the meaning of Rule 2a-6 under the Investment Company Act) of the Subadviser or any change in the portfolio managers of the Trust.

10.	USE OF NAME

The Subadviser agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Advisers, LLC,” or the names of any such entities’ affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name. Notwithstanding the above, the Subadviser may use the name “John Hancock” and the name of a Portfolio in a representative client list and to inform others that the Subadviser manages a Portfolio, provided that such disclosures are consistent with the Portfolio’s registration statement, as amended.

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11.       AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolio vote to approve the amendment.

12.	NO THIRD-PARTY BENEFICIARIES

Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise described in this section. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder (including without limitation any shareholder in the Trust) or person other than the Adviser or the Trust any direct, indirect, derivative, or other rights against the Adviser or Subadviser or (ii) create or give rise to any duty or obligation on the part of the Adviser or Subadviser (including without limitation any fiduciary duty) to any shareholder (including without limitation any shareholder in the Trust) or person other than the Trust, all of which rights, benefits, duties, and obligations are hereby expressly excluded. Notwithstanding the foregoing, the Adviser and the Subadviser acknowledge that the Trust enjoys the rights of a third-party beneficiary under this Agreement, and the Adviser acknowledges that the Subadviser enjoys the rights of a third-party beneficiary under the advisory agreement between the Adviser and the Trust in effect from time to time.

13.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

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15.       SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

17.	CONFIDENTIALITY

a.         All information of or pertaining to a party hereto and any of its affiliates (each, for purposes of this section, the “Disclosing Party”), whether stored on computer disk or as electronic media, to which the other party (each, for purposes of this section, the “Recipient Party”) is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Portfolios’ holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial, and transactional information), is referred to as “Confidential Information.”

b.         The Recipient Party shall hold all Confidential Information in confidence and shall not disclose any Confidential Information to any person, unless otherwise permitted hereunder, and Subadviser shall not use any such Confidential Information for purposes other than in connection with the services provided under this Agreement.

c.         The Subadviser agrees to treat the Portfolios’ holdings as confidential information in accordance with the Trust’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as from time to time amended or supplemented and furnished in writing to the Subadviser, and to prohibit its employees from disclosing or trading while in possession of any such confidential information, other than such disclosure that is required by applicable law.

d.         If the Recipient Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Recipient Party may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient Party shall (i) first notify the Disclosing Party of such legal process, unless such notice is prohibited by statute, rule, or court order, (ii) attempt to obtain the Disclosing Party’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require the Recipient Party to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

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e.         For the avoidance of doubt, nothing in this Section 17 shall prohibit the Subadviser from sharing any Confidential Information with any person or persons to whom the Subadviser shall have delegated any of its duties pursuant to Section 6 hereof, provided that all such persons shall be obligated under this Section 17 to the same extent as if they were parties to this Agreement.

18.	CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

As required in order to rely on Rule 17a- 10 under the Investment Company Act, the Subadviser agrees not to consult with the entities listed below concerning transactions for a Portfolio in securities or other assets:

1.	other subadvisers to a Portfolio;

2.	other subadvisers to a Trust portfolio; and

3.	other subadvisers to a portfolio under common control with a Portfolio.

The Adviser shall provide the Subadviser with a written list of such other subadvisers and shall update such list promptly in the event of any changes.

For the avoidance of doubt, any person or persons to whom the Subadviser shall have delegated any of its duties pursuant to Section 6 hereof shall not be a “subadviser” for purposes of this Section 18, and the Subadviser may consult with such person or persons concerning transactions for a Portfolio in securities or other assets.

19.	COMPLIANCE

In managing the investments of and determining the composition of the assets of the Portfolios and in performing its other services and obligations hereunder, the Subadviser shall: (i) comply with the investment objectives, policies, and restrictions of the Portfolios as set forth in the registration statement of the Trust, as from time to time amended or supplemented and furnished in writing to the Subadviser; (ii) comply with all policies, guidelines, instructions, and procedures approved by the Board or the Adviser with respect to the Portfolios and furnished in writing to the Subadviser; (iii) comply with all applicable requirements of the Investment Advisers Act, the Investment Company Act, and the rules and regulations under each thereof, as the same may be amended from time to time; (iv) manage the investments of each Portfolio in a manner consistent with (a) the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as such Portfolio seeks to qualify as a regulated investment company under the Code) and (b) the diversification requirements under Subchapter L of the Code (if applicable); and (v) comply with all other applicable law, rules, and regulations. In addition, the Subadviser shall maintain compliance procedures for the Portfolios that the Subadviser reasonably believes are adequate to ensure its and the Portfolios’ compliance with the foregoing.

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Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (the “Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall submit to the Adviser: (i) an annual summary of any material changes to the Compliance Policies, (ii) prompt notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) documentation of any formal review by the Subadviser of the Compliance Policies, and (iv) quarterly notification of any material compliance matter that relates to the services provided by the Subadviser to the Portfolios including, but not limited to, any material violation of the Compliance Policies or of the Subadviser’s code(s) of ethics. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information, and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Portfolios to comply with the reporting, approval, and oversight provisions of Rule 38a-1 under the Investment Company Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program as may be reasonably requested by the Portfolios, the Portfolios’ Chief Compliance Officer, or his or her authorized representative.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC
By:	/s/ Jay Aaronowitz
Name:	Jay Aaronowitz
Title:	Chief Investment Officer

NORDEA INVESTMENT MANAGEMENT NORTH AMERICA, INC.
By:	/s/ Eivind Lorgen
Name:	Eivind Lorgen
Title:	CEO & President
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APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolios of the Trust listed below.

The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

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Trust Portfolio(s)	Other Portfolio(s)
John Hancock Multi-Asset Absolute Return Fund	N/A

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days following the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by the Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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